Exhibit 16

June 7, 1995

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Dravo Savings Plan and, under the date of June 17, 1994, we reported on the financial statements of the Dravo Savings Plan as of and for the years ended December 31, 1993 and 1992. On May 24, 1995, our appointment as principal accountants was terminated. We have read the Dravo Savings Plan's statements included under item 4 of its Form 8-K dated June 1, 1995, and we agree with such statements except that we are not in a position to agree or disagree with the Dravo Savings Plan's statements that the change was authorized by Dravo Corporation's Retirement Board or that the successor firm was engaged on May 22, 1995; additionally, although we reviewed a preliminary draft of the Form 8-K as of June 1, 1995, the final Form 8-K was received on June 5, 1995.

Very truly yours,





KPMG PEAT MARWICK LLP




















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